AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2001

REGISTRATION NO. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERIDIAN MEDICAL
TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	52-0898764
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10240 Old Columbia Road
Columbia, MD 21046
(410) 309-6830

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dennis P. O’Brien
Vice President – Finance and
Chief Financial Officer
Meridian Medical Technologies, Inc.
10240 Old Columbia Road
Columbia, MD 21046
(410) 309-6830

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Steven Kaplan, Esq.
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004-1202
(202) 942-5998

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Price Per	Aggregate Offering	Amount of
Securities to be Registered	registered (1)	Share (2)	Price(2)	Registration Fee

Common Stock, $0.10 par value per share	763,350	$21.60	$16,488,360	$3,940.71

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq National Market on December 14, 2001.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the registration statement filed with the Securities and Exchange Commission (the “SEC” or “Commission”) relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2001

Prospectus

Meridian Medical Technologies, Inc.

763,350 Shares of Common Stock

     This prospectus may be used only in connection with the resale, from time to time, of up to 763,350 shares of our common stock, par value $0.10 per share, by the selling shareholders. Information on the selling shareholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholders under this prospectus.

     Our common stock trades on the Nasdaq National Market under the symbol “MTEC.” On December 17, 2001, the last reported sale price for the common stock was $22.90 per share.

     Investing in our common stock involves certain risks. You should read the entire prospectus carefully before you make your investment decision. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

About The Company	3

Risk Factors	3

Special Note Regarding Forward-Looking Statements	15

Use Of Proceeds	15

Selling Shareholders	15

Plan Of Distribution	18

Legal Matters	19

Experts	20

Where You Can Find More Information	20

Incorporation Of Certain Information By Reference	20

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of his prospectus outside of the United States.

About The Company

     We are a publicly-traded company operating in two business segments: pharmaceutical systems and cardiopulmonary systems. We are a leading producer of auto-injectors that allow individuals to give themselves injectable drugs. We also have developed, and upon receipt of Food and Drug Administration approval, expect to market in the U.S., a proprietary electrocardiac mapping system technology, the PRIME ECG™.

     Our auto-injector business is part of our core pharmaceutical systems business. We sell our auto-injector products to both commercial and government markets. The principal source of revenues in the commercial market comes from our EpiPen® family of auto-injectors, which are prescribed primarily for severe allergic reactions. Government revenues are principally generated from nerve agent antidotes and other emergency medicine auto-injector products and services marketed to the U.S. Department of Defense and other federal, state and local agencies, particularly those involved in homeland security, as well as foreign governments.

     Our cardiopulmonary systems segment includes the PRIME ECG and our telemedicine business. Our telemedicine business is currently the principal source of revenues in the cardiopulmonary systems segment. Our new PRIME ECG product, if successfully introduced, could generate significant revenues and profits over time. Our goal is to establish PRIME ECG as the standard of care in the diagnosis, treatment and monitoring of heart disease. We introduced PRIME ECG in certain countries outside the United States in 2000, having received CE mark approval in Europe. We have filed an application for Food and Drug Administration clearance to market PRIME ECG in the United States.

     Our address is 10240 Old Columbia Road, Columbia, Maryland 21046, and our telephone number is (410) 309-6830.

Risk Factors

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about some of these risks before buying shares of our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe are not material could also materially adversely affect our business, financial condition or results of operations. In any case, the value of the common stock could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also,“Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Pharmaceutical Systems Business

We depend on our auto-injector products for substantially all of our revenues.

     Substantially all of our revenues are derived from the manufacture and sale of a family of spring-loaded, needle based auto-injectors. Sales of the EpiPen auto-injector and sales of auto-injector-based antidotes to the Department of Defense accounted for 78.6% of our total revenues during fiscal 2001. Future results of operations depend to a substantial degree on the continued demand for these products. If sales of these products decrease, our business would be materially adversely affected and our revenues and results of operations would decline.

We depend exclusively on our relationship with Dey L.P. to distribute the EpiPen auto-injector.

     We market the EpiPen through a supply agreement with Dey that expires on December 31, 2010. Under the terms of the agreement, we grant Dey the exclusive right and license to market, distribute and sell EpiPen worldwide. Our future results of operations depend to a substantial degree on Dey’s continued marketing of EpiPen. Although demand for EpiPen continues to be strong due to increased awareness of the health risks associated with allergic reaction, we expect competition to intensify. The supply agreement with Dey includes minimum purchase requirements that are less than Dey’s purchases in recent years. A failure by Dey to market and distribute EpiPen successfully could have a material adverse effect on our business, financial condition and results of operations.

We depend on our relationship with the U.S. Department of Defense with respect to auto-injector sales to the U.S. government.

     Our major customer with respect to auto-injector sales to the U.S. government is the Department of Defense. We anticipate that we will continue to depend on sales to the Department of Defense for a significant percentage of our revenues from sales to government entities. Our nerve agent antidote auto-injectors have been the subject of an Industrial Base Maintenance Contract between us and the Department of Defense since 1992. Many government contracts contain a base period of one or more years and option periods covering more than half of a contract’s potential duration. Government agencies generally have the right not to exercise these option periods. If the Department of Defense decides not to exercise the option periods under the Industrial Base Maintenance Contract, that could adversely affect the profitability of the contract. Our current Industrial Base Maintenance Contract with the Department of Defense expires on July 31, 2002. We may not be successful in negotiating a new contract with the Department of Defense after the current contract expires. If we cannot negotiate a new Industrial Base Maintenance Contract, that would have a material adverse effect on our business, results of operations, and financial condition.

Our relationship with the U.S. Department of Defense and other governmental entities is subject to risks associated with government business.

     All U.S. government contracts provide that they may be terminated for the convenience of the government as well as for default. The unexpected termination of one or more significant contracts could result in significant revenue shortfalls. The natural expiration of especially large contracts, such as the Industrial Base Maintenance Contract, can also present management challenges. If revenue shortfalls occur and are not offset by corresponding reductions in expenses, our business could be adversely affected. We cannot be certain if, when or to what extent a customer might terminate any or all of its contracts with us.

     Our supply contracts with the Department of Defense are subject to post-award audit and potential price redetermination. These audits may include a review of our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while costs already reimbursed must be refunded. Therefore, a post-award audit or price redetermination could result in an adjustment to our revenues. From time to time, the Department of Defense makes claims for pricing adjustments with respect to completed contracts. No claims are currently pending. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

     Other risks involved in government sales include the unpredictability in funding for various government programs and the risks associated with changes in procurement policies and priorities. Reductions in defense budgets may result in reductions in our revenues. We also provide our nerve agent antidote auto-injector to a growing number of state agencies and local communities for homeland defense against chemical agent terrorist attacks. Changes in governmental and agency procurement policies and priorities may also result in a reduction in government funding for programs involving our auto-injectors. A significant loss in government funding would have a material adverse effect on our business, financial condition and results of operations.

Our expansion of the commercial business into specialty pharmaceutical products may not yield products or technology that can be commercialized. We also expect to incur significant expenses in developing a sales and marketing infrastructure to support products or technology that can be commercialized.

     We are planning the expansion of our commercial pharmaceutical systems business through a specialty pharmaceutical initiative. We anticipate that our initial new product range will be based on our auto-injector delivery systems, but anticipate that over time the specialty pharmaceuticals group may include other drug delivery product technologies. We may not be able to identify, develop or obtain products compatible with our auto-injector delivery systems. We also may be not be successful in identifying or acquiring external products and technology compatible with our goals for the specialty pharmaceutical initiative. Even if new products are developed or acquired, appropriate regulatory authorities must approve these products before they may be manufactured and marketed. Finally, we intend to build a sales and marketing infrastructure to support the launch of products developed under our specialty pharmaceutical initiative. However, we have limited sales and marketing experience and expect to incur significant expenses in developing a sales force. Our limited sales and marketing experience may restrict our success in commercializing new specialty pharmaceutical products. The failure to commercialize such products may have a material adverse impact on us.

We must subject certain potential pharmaceutical systems products to clinical trials, the results of which are uncertain.

     We are exploring the use of our auto-injector technology with products that require emergency administration and where a patient or caregiver would benefit by administration of a drug with an auto-injector. Before obtaining regulatory approvals for the commercial sale of these products, we must sponsor clinical studies to establish the safety and efficacy of the proposed product for use in the administration of each specific drug. We cannot guarantee that clinical trials will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or will result in marketable products. Any clinical studies or trials which fail to demonstrate the safety and efficacy of our products could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Cardiopulmonary Systems Business

We plan to introduce PRIME ECG, a new product, and cannot be certain that it will gain market acceptance.

     We have completed the development phase of our PRIME ECG electrocardiac mapping system and have introduced it in certain countries outside the United States. We have submitted a 510(k) application to the Food and Drug Administration for clearance to market the product in the U.S. Market acceptance of PRIME ECG will depend on our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. Market acceptance will also depend on our ability to obtain third-party reimbursement for users of PRIME ECG. The failure of PRIME ECG to achieve broad market acceptance, the failure of the market for PRIME ECG to grow or grow at the rate we anticipate, or a decline in the price of PRIME ECG could have a material adverse effect on us.

     We plan to market PRIME ECG in the U.S. directly through a dedicated sales force. We also plan to supplement our European distributor base with the addition of direct representation in major markets. The success of the PRIME ECG product depends on our ability to market and sell the product. We cannot assure you that we will be able to successfully commercialize or achieve market acceptance of PRIME ECG or that our competitors will not develop competing technologies that are superior to PRIME ECG.

We have limited sales and marketing experience and expect to incur significant expenses in developing a sales force for the marketing of PRIME ECG. Our limited sales and marketing experience may restrict our success in commercializing PRIME ECG.

     We have limited sales and marketing experience. In order to market PRIME ECG as we currently expect, we have to hire and train a marketing and sales force that will be able to effectively demonstrate the advantages of PRIME ECG over competing products and other traditional solutions. Also, the highly technical nature of PRIME ECG limits the pool of qualified sales personnel. Our ability to realize significant revenues from direct marketing and sales activities depends on our ability to attract and retain qualified sales personnel in the medical device industry, and competition for these persons is intense.

     We cannot assure you that we will be able to establish a sales force, that the sales force will be successful in marketing and selling PRIME ECG or that the sales force will be able to establish adequate sales and distribution capabilities. Our inability to achieve any of these objectives could have a material adverse effect on our business, financial condition and results of operations.

Our failure to obtain or maintain adequate levels of third-party reimbursement may restrict our success in commercializing PRIME ECG.

     There is no reimbursement currently available for the use of PRIME ECG instead of currently available diagnostic methods. Reimbursement for the use of PRIME ECG would require third-party reimbursement for the recording module, analysis software and graphic display as well as the disposable electrode vest. Our ability to commercialize PRIME ECG successfully will depend, in large part, on whether or not we obtain appropriate reimbursement levels for the cost of using PRIME ECG from government authorities, private health insurers and other organizations, such as health maintenance organizations.

     The amount of reimbursement that will be available for clinical use of PRIME ECG in the U.S. is uncertain and may vary. In the U.S., the cost of medical care is funded, in large part, by government insurance programs such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed device has not received appropriate Food and Drug Administration or other governmental regulatory clearance. They may also deny reimbursement if they determine that the device is not used in accordance with cost-effective treatment methods as determined by the payor or is experimental, unnecessary or inappropriate.

     We do not know whether reimbursement in the U.S. or foreign countries for PRIME ECG will be provided or that reimbursement amounts will not reduce the demand for, or the price of, PRIME ECG. The unavailability of third-party reimbursement for PRIME ECG could have a material adverse effect on us.

We depend exclusively on our relationship with Shahal Medical Services, Ltd. to distribute our telemedicine product line.

     We sell our telemedicine product line through Shahal Medical Services, Ltd., which has exclusive worldwide marketing rights with respect to the telemedicine product line. Shahal has entered into a joint venture with Philips Medical Systems to market cardiac telemedicine products and services in targeted markets in Europe. Our future revenues and results of operations with respect to our telemedicine product line depend exclusively on Shahal’s continued marketing and distribution of these telemedicine products. Any failure by Shahal to market and distribute the product line successfully would have an adverse impact on us.

Risks Related to all Segments of Our Business

We rely on our manufacturing facilities for the production of our products, and manufacturing problems or delays could severely affect our business.

     Our primary pharmaceutical operations and manufacturing facilities are located in St. Louis, Missouri. These facilities are used primarily for formulation, suitability testing, aseptic filling, assembly and final packaging of our auto-injectors, vials and pre-filled syringes. We also have a facility in Belfast, Northern Ireland that is designed to develop and produce products for our cardiopulmonary systems group and also supplies auto-injectors for sale in international markets. Each facility contains highly specialized equipment and uses complicated manufacturing processes developed over a number of years that would be difficult and time consuming to duplicate.

     Our ability to manufacture our products would be disrupted wholly or in part by technical problems, labor relations problems, natural disasters, fire, sabotage or business accidents among other factors. Our ability to manufacture our products would also be disrupted by shortages in the necessary raw materials, components and supplies essential to the manufacture of our products. Several of the ingredients used in antidote formulations are unique and require highly specialized synthesis facilities. As a result, limited amounts of these ingredients are available from time to time. Auto-injector components also require specialized tooling and are considered low volume production. Any prolonged disruption in the operations of either manufacturing facility would seriously harm our ability to satisfy customer orders for our products. If we are not able to deliver our products in a timely manner or in sufficient quantities, our revenues will suffer and our reputation may be harmed.

If we fail to meet strict regulatory requirements, these failures could harm our business.

     Our business is highly regulated by governmental entities, including the Food and Drug Administration and similar agencies of states and foreign countries. Governmental approval is required of all auto-injectors, syringe systems and cardiopulmonary systems products and the manufacture and marketing of these products before they are used commercially. We currently hold approval for each of our existing auto-injector products. However, if we use our existing auto-injectors to administer another drug or introduce new auto-injector products, this generally would require new Food and Drug Administration approvals. If these products do not receive the required regulatory approvals or if the approvals are delayed, our business would be materially adversely affected. We cannot assure you that we will obtain the necessary regulatory approvals without long delays, if at all. The regulatory process is time consuming and requires substantial funds.

     If we fail to comply with applicable Food and Drug Administration requirements, the Food and Drug Administration or the courts may impose sanctions. These sanctions may include civil penalties, criminal prosecution of us or our officers and employees, injunctions, product seizure or detention, product recalls, and total or partial suspension of production. The Food and Drug Administration may withdraw approved applications or refuse to approve pending new drug applications, premarket approval applications or supplements to approved applications.

     Our facilities and manufacturing techniques generally must conform to standards that are established by government agencies, including those of foreign governments, as well as the Food and Drug Administration. These regulatory agencies may conduct periodic inspections of our facilities and monitor our compliance with applicable regulatory standards. If a regulatory agency finds that we have failed to comply with the appropriate regulatory standards, it may impose fines on us. If a regulatory agency determines the non-compliance is severe, it may close our facilities. Any adverse action by an applicable regulatory agency would have a negative impact on our operations.

     We also must obtain foreign regulatory approval of our products before we can market our products internationally. Foreign approval procedures vary from country to country. The time required for approval may delay or prevent marketing in certain countries. In certain instances, we or our collaborative partners may seek approval to market and sell certain products outside of the United States before submitting an application for United States approval to the Food and Drug Administration. The clinical testing requirements and the time required to obtain foreign regulatory approvals may be different from that required for Food and Drug Administration approval. Although there is now a centralized European Union approval mechanism in place, each European Union country may still impose its own procedures and requirements. Many of these procedures and requirements are time-consuming and expensive. Some European Union countries require price approval as part of the regulatory process. These constraints can cause substantial delays in obtaining required approval from both the Food and Drug Administration and foreign regulatory authorities after the relevant applications are filed. Also, approval in any single country may not meaningfully indicate that another country will approve the product.

If we deliver products that fail to meet regulatory requirements, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our product liability insurance coverage.

     The manufacturing of medical devices and drug delivery devices, such as our cardiopulmonary systems products and auto-injector products, involve an inherent risk of product liability claims. In addition, our product development and production are extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. On May 8, 1998, we announced a voluntary Class I recall of certain EpiPen and EpiPen Jr. auto-injectors, with the direct cost of the recall totaling $3.2 million. Our ability to satisfy other costs associated with the recall with free auto-injectors further depressed margins and profitability with respect to these products.

     Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, this type of claim could materially damage our business and financial condition.

The rights we rely on to protect the intellectual property underlying our products may not be adequate. This could enable third parties to use our technology and would reduce our ability to compete in the market.

     Our success will depend in part on our ability to obtain and maintain commercially valuable patent claims and to protect our intellectual property. Our patent position involves complex legal and factual questions. Patents covering important features of our current principal auto-injector products have expired. This lack of patent protection could enable other companies to compete more effectively with us. This may have an adverse effect on our revenues and results of operations. The degree of future protection for our proprietary rights is uncertain.

     The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than expected to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us may not provide a competitive advantage;

•	other companies may challenge patents licensed or issued to us;

•	patents issued to other companies may harm our ability to do business; and

•	other companies may design around technologies we have licensed or developed.

     In addition to patents, we rely on a number of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach.

     We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. We also realize that our trade secrets may become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights.

Claims by other companies that our products infringe on their proprietary rights could adversely affect our ability to sell our products and increase costs. Similarly, we may need to protect or enforce our own patents and other intellectual property rights, which would be expensive and, if we lose, could cause us to lose some of our intellectual property rights.

     None of our products are currently the subject of litigation that we are infringing on the intellectual property rights of others. We expect that our products and products in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Also, our ability to develop our technologies and make commercial sales of products using our technologies also depends on not infringing others’ patents. Third parties may currently have, or may eventually be issued, patents on which our products or technology may infringe. Any of these third parties might make a claim of infringement against us.

     In order to protect or enforce our own patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We cannot assure you that we will prevail in any of these suits or that the damages or other remedies awarded, if any, will be commercially valuable.

     Lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. During the course of litigation, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, our stock price could decline.

     In addition, litigation in which we are accused of infringement may have an impact on prospective customers, cause product shipment delays, and require us to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed and we could be exposed to legal actions by our customers.

Risks Related to Our Financial Condition

Various factors, including seasonality and domestic and international events, may cause our operating results to fluctuate.

     Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. With respect to EpiPen, some of the demand for the product is seasonal as a result of its use in the emergency treatment of allergic reactions to insect stings or bites. With respect to auto-injector products sold to government entities, demand for the product is affected by the cyclical nature of procurements as well as response to domestic and international events. While we have received orders in response to the recent terrorist attacks and the threat of biological or chemical attacks, we cannot predict whether an increased level of sales will persist in subsequent periods. Additional factors that may cause our operating results to fluctuate include: (i) the timing of new product announcements and introductions by us and our competitors; (ii) market acceptance of new or enhanced versions of our products; (iii) changes in manufacturing costs or other expenses; (iv) competitive pricing pressures; (v) the gain or loss of significant distribution outlets or customers; (vi) the availability and extent of reimbursement for our products; (vii) increased research and development expenses; or (viii) general economic conditions.

Our financial condition or results of operations may be adversely affected by domestic and international business risks.

     Our operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunications failures, intentional acts of vandalism, acts of war, and similar events. While we have established a disaster recovery plan, our back-up operations and our business interruption insurance may not be adequate to compensate us for losses that occur. A significant business interruption would result in losses or damages incurred by us and would harm our business.

     A number of our employees, including sales, support and research and development personnel, are located outside of the United States. Conducting business outside of the United States is subject to numerous risks, including:

•	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

•	decreased revenues on foreign sales resulting from possible foreign currency exchange and conversion issues;

•	lower productivity resulting from difficulties managing sales, support and research and development operations across many countries;

•	lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

•	lost revenues resulting from the imposition by foreign governments of trade protection measures; and

•	higher cost of sales resulting from import or export licensing requirements.

Intense competition could reduce our market share or limit our ability to increase market share, which could impair the sales of our products and harm our financial performance.

     The medical device and pharmaceutical industries are rapidly evolving and developments are expected to continue at a rapid pace. Competition in these industries is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, larger pharmaceutical, medical device and other medical products companies. Our future success depends on our maintaining a competitive position in the development of products and technologies in our areas of focus. Competitors may be more successful in: (i) developing technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive; (ii) obtaining patent protection or other intellectual property rights that would prevent us from developing our potential products; or (iii) obtaining regulatory approval for the commercialization of their products more rapidly or effectively than we are in doing so. Also, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

If we choose to acquire new and complementary businesses, products or technologies instead of developing them ourselves, we may be unable to complete these acquisitions or to successfully integrate an acquired business or technology in a cost-effective and non-disruptive manner.

     Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time we have acquired complementary businesses, products, or technologies instead of developing them ourselves and may choose to do so in the future. We do not know if we will be able to complete any acquisitions, or whether we will be able to successfully integrate any acquired businesses, operate them profitably or retain their key employees. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract management. In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on less than favorable terms. In the case of equity financing, that may result in dilution to our shareholders. If we are unable to integrate any acquired entities, products or technologies effectively, our business will suffer. In addition, under certain circumstances, impairments of acquired assets or other changes resulting from acquisitions could harm our business and operating results.

Our share price may be volatile due to operating results, as well as factors beyond our control.

     Our share price may be volatile due to operating results, as well as factors beyond our control. In addition, it is possible that in some future periods the results of operations will be below the expectations of the public market and the estimates of securities analysts. If this happens, the market price of our common stock could be materially and adversely affected. Also, the stock market may experience significant price and volume fluctuations, which may affect the market price of the common stock for reasons unrelated to our operating performance. The market price of our common stock, which has ranged from $8.50 per share to $26.12 per share during the last twelve months, may be highly volatile and may be affected by factors such as: (i) our quarterly operating results; (ii) changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts; (iii) the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof; (iv) changes in general conditions in the economy, the financial markets, or the health care industry; (v) government regulation in the health care industry; (vi) changes in other areas such as tax laws; (vii) sales of substantial amounts of common stock or the perception that such sales could occur; (viii) political events; or (ix) other developments affecting us or our competitors.

Special Note Regarding Forward-Looking Statements

     This prospectus and other written and oral statements we make may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial performance and other financial and business matters. You can usually identify forward-looking statements by future or conditional verbs or similar expressions regarding events in the future. We make these forward-looking statements based on our current expectation. Forward-looking statements are subject to many assumptions, risks and uncertainties. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: political, economic and competitive conditions; capital availability or costs; fluctuations in demand for our products; government procurement timing and policies; technological challenges associated with the development and manufacture of our products; commercial acceptance of our products; delays, costs and uncertainties associated with clinical testing and government approvals required to market new drugs and medical devices; availability and quality of raw materials; success and timing of programs regarding efficiency, cost reduction and quality enhancement; regulatory and contract compliance; relationships with significant customers; adequacy of product liability insurance; ability to obtain, timing and success of marketing representatives and strategic alliances; and adequacy of intellectual property protection. We do not assume a duty to update forward-looking statements.

Use Of Proceeds

     We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling shareholders will receive all of the proceeds.

Selling Shareholders

     The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each selling shareholder as of December 17, 2001 and the number of shares that may be offered pursuant to this prospectus. Except as identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

     The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the selling shareholders will hold in the future.

     For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares.

     As explained below under “Plan of Distribution,” we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares Beneficially Owned Prior				Shares Beneficially Owned After
Selling Shareholder:	to Offering (1)			Shares Offered	the Offering (4)

	Number		Percent		Number	Percent
Hymie Akst	3,225		*	3,225	0	*
Joan F. Albrecht	3,225		*	3,225	0	*
Robert M. Alper	3,225		*	3,225	0	*
Avocet Investment Partners, L.P. (5)	25,000		*	25,000	0	*
The Baetis Fund, LP (6)	1,613		*	1,613	0	*
Bank Syz and Co.	2,000		*	2,000	0	*
Barnett & Co.	150,000		3.4	150,000	0	*
Belmont Park Investments Inc.	15,483		*	15,483	0	*
William E. Bierlin, Jr.	3,225		*	3,225	0	*
Stephen M. Bragin	3,225		*	3,225	0	*
Yvonne Briggs	325		*	325	0	*
CCGrowth Global Life Sciences I, LP (6)	14,018		*	14,018	0	*
CCGrowth Global Life Sciences II, LP (6)	9,185		*	9,185	0	*
CCGrowth Global Life Sciences, LTD	39,684		*	39,684	0	*
Frank Kee Colen	3,827		*	3,827	0	*
Paul S. Dennis	3,225		*	3,225	0	*
S. Jerome Epstein	3,225		*	3,225	0	*
Fahnestock & Co. Inc.	36,350	(2)	(3)*	36,350	0	*
Gilman Hill LLC #1 (7)	4,000		*	4,000	0	*
Richard Grobman	3,225		*	3,225	0	*
Morton E. Goulder Revocable Trust	3,225		*	3,225	0	*
Harbor Small Cap Growth Fund	35,000		*	25,000	10,000	*
Hartzmark Investment, LLC	3,225		*	3,225	0	*
Jennifer Hoben-Williams	2,000		*	2,000	0	*
Hunters Run Realty Co., Inc.	4,838		*	4,838	0	*
Lawrence Kaplan	3,000		*	3,000	0	*
Richard Koblentz	1,612		*	1,612	0	*
Muriel Kogod	3,225		*	3,225	0	*
Albert G. Lowenthal	6,450		*	6,450	0	*
Daryl E. Lowenthal	2,150		*	2,150	0	*
Lisa Lowenthal Pruzan	2,150		*	2,150	0	*
Robert Lowenthal	2,150		*	2,150	0	*
Cherie Mintz	1,612		*	1,612	0	*

Robert M. Neuhoff	3,000	*	3,000	0	*
Joseph C. Pignotti & Joyce A. Pignotti	3,000	*	3,000	0	*
Mark A. Radzik	2,322	*	2,322	0	*
Jonathan D. Rahn	2,000	*	2,000	0	*
Kenneth M. Reichle, Jr.	1,612	*	1,612	0	*
Gerald Richter	3,225	*	3,225	0	*
Robert M. Rosin	3,225	*	3,225	0	*
Camille Rubinstein	3,000	*	3,000	0	*
Edward L. Ruch	3,225	*	3,225	0	*
Corey K. Ruth	3,225	*	3,225	0	*
Robert Sablowsky	1,600	*	1,600	0	*
Andrew E. Sandor	1,612	*	1,612	0	*
Victor J. Scaravilli	3,225	*	3,225	0	*
James A. Schoke	3,225	*	3,225	0	*
Mark Schwartz	3,225	*	3,225	0	*
Eric J. Shames	2,000	*	2,000	0	*
E. Donald Shapiro	9,677	*	9,677	0	*
Special Situations Cayman Fund, L.P. (9)	90,000	2.0	90,000	0	*
Ronald Stevens & Toni Stevens	3,225	*	3,225	0	*
Joel A. Stone	6,451	*	6,451	0	*
Howard J. Synenberg	6,451	*	6,451	0	*
Lynn M. Taussig	3,225	*	3,225	0	*
Touchstone Emerging Growth Fund	73,100	1.6	70,000	3,100	*
Triton West Group	64,516	1.5	64,516	0	*
Valor Capital Management LP (10)	50,000	1.1	50,000	0	*
Donald R. Vojtech	2,000	*	2,000	0	*
Catharine M. Weiss	2,000	*	2,000	0	*
Westfield Capital Growth Fund L.P. (8)	19,000	*	19,000	0	*
Westfield Capital Growth Fund II L.P. (8)	1,000	*	1,000	0	*
Kathleen Wilson	325	*	325	0	*
Wesley Wood	3,225	*	3,225	0	*
Oscar Zimmerman	1,612	*	1,612	0	*

* Less than one percent
(1)  Based upon 4,364,133 shares of common stock outstanding on December 17, 2001.
(2)  Shares issuable upon exercise of warrants. The warrants may be transferred to certain employees of the selling shareholder, each of whom would be deemed a “selling shareholder” for the purposes of this prospectus. The actual number of shares of common stock issuable upon exercise of the warrants is subject to adjustment.
(3)  Based upon 4,364,133 shares of common stock outstanding on December 17, 2001 plus 36,350 shares of common stock subject to Fahnestock & Co. Inc.’s warrants.
(4)  Assumes the sale of all shares that may be sold in the offering.
(5)  Avocet Capital Management, L.P. (“ACM”) is the investment adviser to and general partner of Avocet Investment Partners, L.P. GWL Partners, L.P. (“GWL”) is the general partner of ACM. GWL Management, L.L.C. is the general partner of GWL.
(6)  Hamilton Mehlman is the general partner and investment manager of The Baetis Fund, LP, CCGrowth Global Life Sciences I, LP and CCGrowth Global Life Sciences II, LP.
 (7)  Whitney Merrill is the general partner and investment adviser to Gilman Hill LLC #1.

(8)  Will Muggia is the general partner of Westfield Capital Growth Fund L.P. and Westifield Capital Growth Fund II L.P. The table excludes 22,500 shares of common stock held by Westfield Life Sciences Fund L.P. and 12,700 shares of common stock held by Westfield Life Sciences Fund L.P. II. Will Muggia is the general partner of both Westfield Life Sciences Fund L.P. and Westfield Life Sciences Fund L.P. II.
(9)  AWM Investment Company, Inc. is the general partner and investment adviser.
(10)  John M. Kratky III is the general partner of Valor Capital Management LP.

Plan Of Distribution

     The selling shareholders and any of their pledgees, assignees, donees selling shares received from such selling shareholders as a gift, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     To the extent required, the Company will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, (“Exchange Act”) may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling shareholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by that selling shareholder.

Legal Matters

     Arnold & Porter, special counsel to the Company, has delivered its legal opinion to the effect that 727,000 shares of common stock offered hereby have been validly issued and are fully paid and nonassessable, and the remaining 36,350 shares offered hereby, when issued upon exercise of the Warrant for legal consideration of not less than $0.10 per share, will have been validly issued and will be fully paid and nonassessable. A partner in Arnold & Porter serves as our Corporate Secretary.

Experts

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended July 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

July 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

     We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Our filings with the Commission are also available at the Commission’s web site at http://www.sec.gov. We also maintain a web site at http://www.meridianmeds.com, which provides additional information about our company. The information set forth on our web site is not part of this prospectus.

     We have filed a registration statement on Form S-3 with the Commission under the Securities Act relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

Incorporation Of Certain Information By Reference

     The following documents previously filed by Meridian with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended July 31, 2001;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2001;

(c)	The Company’s Current Report on Form 8-K dated December 15, 2001; and

(d)	The description of the common stock of the Company, par value $0.10 per share, contained in a registration statement on Form 8-A filed by the Company on December 30, 1971, and any amendments or reports filed for the purpose of updating such description.

     All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

     We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests for copies should be directed to Meridian Medical Technologies, Inc., Attention: Assistant Corporate Secretary, 10240 Old Columbia Road, Columbia, MD 21046, telephone: (410) 309-6830.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the common stock registered hereby:

SEC Registration Fee	$4,000
Accounting Fees	10,000
Legal Fees and Disbursements	20,000
Nasdaq Additional Listing Fee	7,633
Miscellaneous	3,367

Total:	45,000

Item 15. Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Company has adopted provisions in its First Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company’s First Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy that purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors. The foregoing descriptions are general summaries only. Reference is made to the full text of the Company’s First Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended July 31, 1997 (File No. 0-5958).

Item 16. Exhibits.

     The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit No.	Description of Exhibit

4.1	Form of Securities Purchase Agreement, dated as of November 30, 2001, by and among Meridian Medical Technologies, Inc. and the purchasers in the offering. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated December 13, 2001 (File No. 0-5958)

4.2	Warrant issued by the Company to Fahnestock & Co. Inc. in connection with the private placement, dated as of December 5, 2001. Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated December 13, 2001 (File No. 0-5958)

5	Opinion of Arnold & Porter as to the validity of the shares of common stock.

23.1	Consent of Arnold & Porter (Included in Exhibit 5)

23.2	Consent of Independent Auditors.

24	Power of Attorney of the Company’s Directors.

Item 17. Undertakings.

(A)      The undersigned Registrant hereby undertakes:

(1)       To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

           (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)       That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on December 18, 2001.

MERIDIAN MEDICAL TECHNOLOGIES, INC.

By:	/s/ JAMES H. MILLER
James H. Miller
Chairman, President and
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES H. MILLER	Chairman, President and Chief Executive Officer	December 18, 2001
James H. Miller	(Principal Executive Officer)

/s/ DENNIS P. O’BRIEN	Vice President – Finance and Chief Financial Officer	December 18, 2001
Dennis P. O’Brien	(Principal Financial and Accounting Officer)

*	Director	December 18, 2001
Thomas L. Anderson

*	Director	December 18, 2001
Bruce M. Dresner

*	Director	December 18, 2001
Robert G. Foster

*	Director	December 18, 2001
David L. Lougee

*By:

/s/ JAMES H. MILLER

James H. Miller
Attorney-in-fact